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NEWS RELEASE
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For Immediate Publication


              VARI-LITE INTERNATIONAL COMPLETES SALE OF OPERATIONS
                 IN BELGIUM, THE NETHERLANDS, FRANCE AND SWEDEN

DALLAS, Texas/Amsterdam (The Netherlands) - October 30, 2000 - Vari-Lite International, Inc. (Nasdaq: LITE) announced today the completed sale of its operations in Belgium, the Netherlands, France and Sweden to First Events B.V., an investment company that owns Focus Showequipment B.V. in Amsterdam.

"We are pleased to have completed the sale of our continental European operations, which will allow the company to focus its attention on the development, manufacture and sale of its VARI*LITE-Registered Trademark-automated lighting systems and continued operation of rental and production services operations in North America, Asia and London," said Rusty Brutsche, chairman and chief executive officer of Vari-Lite. "We look forward to our new relationship with First Events, including our former offices, as they continue to rent VARI*LITE automated lighting systems throughout Europe and act as an authorized dealer of VARI*LITE products in Benelux, France and Sweden."

The purchasers' strategy will build on the reputation of Focus Showequipment (Amsterdam) and EML (Brussels/Utrecht), which was acquired in the transaction. Both companies are leading production services companies in the Benelux, serving various segments of the entertainment industry including theatre, concerts, broadcast, film and corporate events. Together with operations built by Vari-Lite in France and Sweden, First Events intends to develop a branded international network of strong local professional full service organizations, active in rental and sale of light, sound and projection equipment in Northern and Western Europe.

ABOUT VARI-LITE INTERNATIONAL
Vari-Lite International is a leading worldwide designer, manufacturer and distributor of proprietary automated lighting systems. The Company also provides related equipment and services to the entertainment industry, serving markets such as concert touring, theater, television and film and corporate events. The Company sells and rents its VARI*LITE-Registered Trademark-automated lighting systems through a domestic and international network of Vari-Lite offices and independent dealers.

Vari-Lite International, Inc. shares are traded on the Nasdaq National Market under the symbol LITE.

                                   -- more --


                                                   Vari-Lite International, Inc.
                                                                   201 Regal Row
                                                            Dallas, Texas  75247
                                                              phone 214.630.1963
                                                                fax 214.630.5867

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NEWS RELEASE
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Page 2



The foregoing paragraphs contain certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These expectations may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.

FOR FURTHER INFORMATION CONTACT:
--------------------------------

VARI-LITE INTERNATIONAL, INC.                               FIRST EVENTS B.V.
JERRY L. TROJAN                                             HANS VAN DER WIND
VICE PRESIDENT - FINANCE AND CHIEF FINANCIAL OFFICER        +31 (0) 20 3116740
214-819-3244